Exhibit 99

FOR IMMEDIATE RELEASE	CONTACT:	Marsha J. Akin
Investor Relations
(630) 773-3800
www.ajg.com

ARTHUR J. GALLAGHER & CO. ANNOUNCES

THIRD QUARTER 2009 FINANCIAL RESULTS

ITASCA, IL, October 27, 2009 — Arthur J. Gallagher & Co. (NYSE: AJG) today reported its financial results for the quarter and nine-month periods ended September 30, 2009. A printer-friendly format of this release and the supplemental quarterly data is available at www.ajg.com.

Quarter Ended September 30

	Revenues			EBITDA			Diluted Net Earnings (Loss) Per Share
Segment	3rd Q 09	3rd Q 08	Chg	3rd Q 09	3rd Q 08	Chg	3rd Q 09	3rd Q 08	Chg
	$ in millions			$ in millions
Continuing Operations
Brokerage	$325.8	$314.4	4%	$81.0	$74.3	9%	$0.36	$0.38	-6%
Risk Management	113.5	118.6	-4%	17.4	14.4	21%	0.09	0.08	12%

Total Brokerage & Risk Management	439.3	433.0	1%	98.4	88.7	11%	0.45	0.46	-2%
Financial Services & Corporate	0.2	(4.8)		(5.8)	(14.0)		(0.04)	(0.02)

Total Continuing Operations	$439.5	$428.2		$92.6	$74.7		0.41	0.44

Discontinued Operations							—	(0.04)

Total Company							$0.41	$0.40

Nine Months Ended September 30

	Revenues			EBITDA			Diluted Net Earnings (Loss) Per Share
Segment	9 Mths 09	9 Mths 08	Chg	9 Mths 09	9 Mths 08	Chg	9 Mths 09	9 Mths 08	Chg
	$ in millions			$ in millions
Continuing Operations
Brokerage	$955.4	$884.6	8%	$226.6	$186.9	21%	$1.03	$0.93	10%
Risk Management	339.0	350.0	-3%	51.3	46.9	9%	0.25	0.25	0%

Total Brokerage & Risk Management	1,294.4	1,234.6	5%	277.9	233.8	19%	1.28	1.18	8%
Financial Services & Corporate	(0.2)	(1.7)		(10.3)	(15.1)		(0.14)	(0.11)

Total Continuing Operations	$1,294.2	$1,232.9		$267.6	$218.7		1.14	1.07

Discontinued Operations							(0.02)	(0.29)

Total Company							$1.12	$0.78

Other Information	3rd Q 09	3rd Q 08	9 Mths 09	9 Mths 08
Shares issued in acquisitions	463,000	1,061,000	4,946,000	1,544,000
Number of acquisitions closed	2	8	11	28
Annualized revenue acquired (in millions)	$2.9	$41.5	$83.7	$99.0
Book value per share at end of period			$8.54	$8.16
Corporate related borrowings at end of period (in millions)			$531.0	$518.0

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This earnings release contains certain non-GAAP information. EBITDA, a non-GAAP measure, represents earnings before interest, income taxes, depreciation, amortization and the change in estimated acquisition earnout payables. A reconciliation of EBITDA to earnings from continuing operations before income taxes (which were $63.1 million and $49.4 million in third quarter 2009 and 2008, respectively, and $180.7 million and $145.6 million in the nine-month periods ended September 30, 2009 and 2008, respectively) is included on page 7 of this earnings release.

“The Gallagher team continued to perform well in the third quarter. EBITDA growth of 11% and EBITDA margin expansion of 1.9% in our combined Brokerage and Risk Management Segments is an excellent result in this environment,” said J. Patrick Gallagher Jr., Chairman, President and CEO. “For the first nine months of 2009, our Brokerage and Risk Management operations combined to grow revenues 5%, grow EPS 8%, grow EBITDA 19% and expand EBITDA margins by 2.5% from the same period in 2008. However, I continue to be concerned about the current operating environment as insurance rates remain soft and exposure units continue to decline. I believe Gallagher, and the brokerage industry as a whole, will face continued growth challenges in late 2009 and into next year. Despite this concern, I remain confident that the nearly 10,000 Gallagher world-wide associates will continue working together to help our clients navigate this difficult environment and continue to build shareholder value.”

Expense Reduction Actions

Over the next few months, Gallagher expects to reduce its existing middle and back office workforce by approximately 400 positions, or approximately 4% of its global workforce, through a combination of job elimination and attrition. In connection with this action, Gallagher expects to record a nonrecurring, pretax charge in fourth quarter 2009 of approximately $10.0 to $13.0 million for related severance costs. Gallagher estimates annual pretax cost savings associated with this reduction in workforce of approximately $25.0 to $28.0 million.

Brokerage Segment Third Quarter Highlights

•

Revenue growth of 4% in the quarter. Organic revenue declined 5.5% compared to 2008. Items excluded from organic growth computations yet impacting revenues in the third quarter and nine-month periods in 2009 compared to the same periods in 2008 include the following (in millions):

	3rd Q 09	3rd Q 08	9 Mths 09	9 Mths 08
Total revenues as reported	$325.8	$314.4	$955.4	$884.6
Less adjustments to revenues:
Gains realized from books of business sales	1.7	5.7	11.1	10.9
Investment income	1.0	3.6	3.5	12.5
Retail contingent commissions related to acquisitions	1.3	1.0	13.0	8.3
MGA/MGU performance income	4.6	6.2	16.1	15.4
Revenues from acquisitions in the last twelve months	38.0	—	117.6	—
Revenues related to divestitures in the last twelve months	—	1.2	—	9.0
Levelized foreign currency	—	1.2	—	9.7

Total revenue adjustments	46.6	18.9	161.3	65.8

Organic revenues	$279.2	$295.5	$794.1	$818.8

•

Third quarter compensation expense ratio was 1.3% higher than 2008 primarily as a result of increased employee benefits of 0.6% and severance costs of 0.3% partially offset by a decrease in foreign currency translation of 0.6%. Also contributing to the increase in the third quarter compensation expense ratio was the impact of reduced book gains and investment income in 2009, as well as a decline in organic revenue in 2009.

•

Third quarter operating expense ratio was 2.5% lower than 2008. The ratio was primarily impacted by lower travel and meeting expenses of 0.5%, decreased professional fees of 0.8%, decreased rent expense of 0.5%, decreased bad debt expense of 0.4% and foreign currency translation of 0.3%. These were partially offset by higher business insurance costs of 0.3%, the impact of reduced book gains and investment income in 2009 and a decline in organic revenue in 2009.

•

The change in estimated acquisition earnout payables expense in the 2009 statement of earnings relates to the adoption of a new accounting standard related to business combinations, which was effective January 1, 2009 for acquisitions completed in 2009.

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Brokerage Segment Third Quarter Highlights (continued)

•

EBITDA margin of 24.9%, which was up 1.3% as compared to 2008. Certain items impacting EBITDA in the third quarter and nine-month periods in 2009 compared to the same periods in 2008 include the following (in millions):

	3rd Q 09	3rd Q 08	9 Mths 09	9 Mths 08
Earnings from continuing operations	$36.9	$36.1	$102.5	$87.2
Provision for income taxes	24.5	23.4	67.6	57.4
Depreciation	4.7	4.7	14.1	13.3
Amortization	13.7	10.1	39.8	29.0
Change in estimated acquisition earnout payables	1.2	—	2.6	—

Total EBITDA as reported	81.0	74.3	226.6	186.9
Gains realized from books of business sales	(1.7)	(5.7)	(11.1)	(10.9)
Investment income	(1.0)	(3.6)	(3.5)	(12.5)
Levelized foreign currency	(0.7)	2.0	(0.8)	5.0

Adjusted EBITDA	$77.6	$67.0	$211.2	$168.5

Adjusted EBITDA Growth	15.8%		25.3%

•	Third quarter effective tax rate was 39.9% in 2009 and 39.3% in 2008.

•

Gallagher previously shifted and diversified nearly all of its world-wide cash balances into accounts that are insured/guaranteed by various governments or governmental agencies. Most of these accounts are non-interest bearing. While Gallagher believes that these accounts are secure, there can be no assurances that governmental guarantee programs would be sufficient to repay balances in the event of a system-wide failure of the global banking system.

Risk Management Segment Third Quarter Highlights

•

Revenue declined 4% in the quarter. Organic revenue declined 2.8% compared to 2008. Items excluded from organic growth computations yet impacting revenues in the third quarter and nine-month periods in 2009 compared to the same periods in 2008 include the following (in millions):

	3rd Q 09	3rd Q 08	9 Mths 09	9 Mths 08
Total revenues as reported	$113.5	$118.6	$339.0	$350.0
Less adjustments to revenues:
Investment income	0.4	1.0	1.1	3.2
Levelized foreign currency	—	1.2	—	9.5

Total revenue adjustments	0.4	2.2	1.1	12.7

Organic revenues	113.1	116.4	337.9	337.3
Change in performance bonus revenues	—	3.2	—	1.5

Adjusted organic revenues	$113.1	$113.2	$337.9	$335.8

•

Third quarter compensation expense ratio was 2.2% higher than 2008 primarily as a result of increased incentive compensation of 0.7% and increased employee benefits of 0.7%, partially offset by reduced temporary help. Also contributing to the increase in the third quarter compensation expense ratio was the impact of a decline in organic revenue in 2009.

•

Third quarter operating expense ratio was 5.4% lower than 2008 primarily reflecting foreign currency translation of 2.2%, lower travel and meeting expense of 0.6%, decreased office expenses of 1.3%, decreased business insurance costs of 0.8% and decreased professional fees of 0.3%.

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Risk Management Segment Third Quarter Highlights (continued)

•

EBITDA margin of 15.3%, which was up 3.2% compared to 2008. Certain items impacting EBITDA in the third quarter and nine-month periods in 2009 compared to the same periods in 2008 include the following (in millions):

	3rd Q 09	3rd Q 08	9 Mths 09	9 Mths 08
Earnings from continuing operations	$8.7	$7.0	$25.3	$22.9
Provision for income taxes	5.6	4.1	16.7	14.2
Depreciation	3.0	3.2	8.8	9.4
Amortization	0.1	0.1	0.5	0.4

Total EBITDA as reported	17.4	14.4	51.3	46.9
Investment income	(0.4)	(1.0)	(1.1)	(3.2)
Levelized foreign currency	—	2.4	(0.1)	(0.1)
Lease terminations	—	—	0.6	—
Severance and other benefit charges	—	—	0.4	—

Adjusted EBITDA	$17.0	$15.8	$51.1	$43.6

Adjusted EBITDA Growth	7.6%		17.2%

•

Third quarter effective tax rate was 39.2% in 2009 and 36.9% in 2008. The increase in the third quarter 2009 tax rate compared to 2008 is the result of resolving certain income tax matters in third quarter 2008.

Financial Services and Corporate Segment Third Quarter Highlights

•

Gallagher owns 42% of Chem-Mod, LLC which has developed technologies that reduce harmful emissions from coal-fired power plants. Gallagher is in the process of building eight commercial facilities of various sizes that will produce clean-burning coal using the Chem-Mod technology and may qualify for tax credits under Internal Revenue Code Section 45 provided the facilities are placed in service by December 31, 2009.

Gallagher has signed definitive agreements with one utility to install three facilities, is negotiating contracts with another utility to install three facilities and is working with several other utilities regarding the remaining two facilities. To build and install these eight facilities, Gallagher expects to make capital investments totaling $30 to $35 million, of which $9.6 million has been made as of September 30, 2009, and expects to recover $10 to $15 million from its partners once the facilities are placed in service. Gallagher expects its net capital investment will total approximately $20 million.

There are significant uncertainties related to these investments, which must be favorably resolved in order for Gallagher to recover its capital investments and generate income from these facilities including: the completion of each facility by December 31, 2009, the timely receipt by the utility of necessary regulatory permits, the issuance of favorable IRS guidance, the subsequent availability of raw materials used in the Chem-Mod technology, and consistent operation of the facilities once they are placed in service. While it is too early to narrow the range of expected future value of these facilities, if these and other uncertainties are resolved favorably, Gallagher could generate up to $40 million of aggregate annual after-tax income from its investment in each of the next ten years from these eight facilities.

•

In addition to the $400.0 million of long-term borrowing outstanding under the Note Purchase Agreement, at September 30, 2009, Gallagher had borrowings of $131.0 million outstanding under its line of credit facility, which was used primarily to fund 2008 and 2009 acquisitions and short-term cash flow needs. The weighted average interest rate on the line of credit borrowings, which is based on a spread over short-term LIBOR, was 0.85%. The interest rate at October 23, 2009 for a sixty day borrowing on this line was 0.85%.

•	The following provides a reconciliation of third quarter income taxes as reported in the Financial Services and Corporate Segment (in millions):

	2009	2008
Expected benefit at 40% Federal and state statutory rate	$(5.0)	$(8.5)
Recognition and resolution of certain income tax matters related to prior years	(3.6)	(11.3)

Reported benefit for income taxes	$(8.6)	$(19.8)

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Consolidated Company Income Taxes

Gallagher allocates the provision for income taxes to the Brokerage and Risk Management Segments as if those segments were preparing income tax provisions on a separate company basis. Gallagher historically reported, and anticipates reporting for the foreseeable future, an effective tax rate of approximately 39% to 41% in both its Brokerage and Risk Management Segments. Gallagher’s consolidated effective tax rate for third quarter was 34.1% in 2009 and 15.6% in 2008. The third quarter tax rates in both 2009 and 2008 are lower than the statutory rates due to the recognition and resolution of certain income tax matters in third quarter 2009 and 2008.

The company will host a webcast conference call on Wednesday, October 28, 2009 at 9:00 a.m. ET to further discuss these quarterly results. To listen, please go to www.ajg.com.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Itasca, Illinois, has operations in 15 countries and does business in more than 100 countries around the world through a network of correspondent brokers and consultants.

This press release is historical in nature and only speaks to the day it is dated. Except as required by applicable law, Gallagher does not undertake to update the information included herein or the corresponding earnings release posted on Gallagher’s website.

This press release may contain certain forward-looking statements relating to future results. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expected, depending on a variety of factors such as changes in worldwide and national economic conditions, changes in premium rates and in insurance markets generally, and changes in securities and fixed income markets as well as developments in the areas of tax legislation. In addition, there are significant uncertainties related to the Section 45 investments, which must be favorably resolved in order for Gallagher to recoup these investments and generate earnings on them. These include the issuance of favorable IRS guidance, the timely receipt by the utility of regulatory permits, completion of each facility by December 31, 2009 and satisfaction of certain emissions reductions. Please refer to our filings with the Securities and Exchange Commission, including Item 1, “Business – Information Concerning Forward-Looking Statements” and Item 1A, “Risk Factors”, of Gallagher’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, for a more detailed discussion of these factors.

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Arthur J. Gallagher & Co.

Segment Statement of Earnings

(Unaudited - in millions except per share data)

	3 Months Ended Sep 30, 2009	3 Months Ended Sep 30, 2008	9 Months Ended Sep 30, 2009	9 Months Ended Sep 30, 2008
BROKERAGE SEGMENT
Commissions	$254.3	$244.9	$755.1	$697.2
Fees	68.8	60.2	185.7	164.0
Investment income and other	2.7	9.3	14.6	23.4

Revenues	325.8	314.4	955.4	884.6

Compensation	190.3	179.6	572.1	522.5
Operating	54.5	60.5	156.7	175.2
Depreciation	4.7	4.7	14.1	13.3
Amortization	13.7	10.1	39.8	29.0
Change in estimated acquisition earnout payables	1.2	—	2.6	—

Expenses	264.4	254.9	785.3	740.0

Earnings from continuing operations before income taxes	61.4	59.5	170.1	144.6
Provision for income taxes	24.5	23.4	67.6	57.4

Earnings from continuing operations	$36.9	$36.1	$102.5	$87.2

Diluted earnings from continuing operations per share	$0.36	$0.38	$1.03	$0.93
Growth - revenues	4%	8%	8%	8%
Organic growth (decline) in commissions and fees (1)	-6%	1%	-3%	1%
Compensation expense ratio (4)	58%	57%	60%	59%
Operating expense ratio (5)	17%	19%	16%	20%
Pretax profit margin (6)	19%	19%	18%	16%
EBITDA margin (3)	25%	24%	24%	21%
Effective tax rate	40%	39%	40%	40%
Workforce at end of period (includes acquisitions)			5,965	5,461
RISK MANAGEMENT SEGMENT
Fees	$113.1	$117.6	$337.9	$346.8
Investment income and other	0.4	1.0	1.1	3.2

Revenues	113.5	118.6	339.0	350.0

Compensation	69.9	70.4	207.9	210.9
Operating	26.2	33.8	79.8	92.2
Depreciation	3.0	3.2	8.8	9.4
Amortization	0.1	0.1	0.5	0.4

Expenses	99.2	107.5	297.0	312.9

Earnings from continuing operations before income taxes	14.3	11.1	42.0	37.1
Provision for income taxes	5.6	4.1	16.7	14.2

Earnings from continuing operations	$8.7	$7.0	$25.3	$22.9

Diluted earnings from continuing operations per share	$0.09	$0.08	$0.25	$0.25
Growth (decline) - revenues	-4%	8%	-3%	8%
Organic growth (decline) in fees (1)	-3%	8%	0%	7%
Compensation expense ratio (4)	62%	59%	61%	60%
Operating expense ratio (5)	23%	29%	24%	26%
Pretax profit margin (6)	13%	9%	12%	11%
EBITDA margin (3)	15%	12%	15%	13%
Effective tax rate	39%	37%	40%	38%
Workforce at end of period (includes acquisitions)			3,835	3,903
FINANCIAL SERVICES AND CORPORATE SEGMENT
Investment income (loss):
Asset Alliance Corporation	$—	$(1.5)	$—	$(1.7)
Alternative energy	(0.1)	(0.8)	0.3	3.0
Real estate and venture capital	0.3	—	0.4	(0.3)

	0.2	(2.3)	0.7	1.0
Investment losses	—	(2.5)	(0.9)	(2.7)

Revenues	0.2	(4.8)	(0.2)	(1.7)

Investment expenses:
Alternative energy	1.1	—	2.2	(1.8)
Compensation, professional fees and other	4.9	3.6	7.9	9.6

	6.0	3.6	10.1	7.8
Operating - state tax matters	—	5.6	—	5.6
Interest	6.8	7.1	21.1	20.9
Depreciation	—	0.1	—	0.1

Expenses	12.8	16.4	31.2	34.4

Loss from continuing operations before income taxes	(12.6)	(21.2)	(31.4)	(36.1)
Benefit for income taxes	(8.6)	(19.8)	(17.3)	(25.7)

Loss from continuing operations	$(4.0)	$(1.4)	$(14.1)	$(10.4)

Diluted loss from continuing operations per share	$(0.04)	$(0.02)	$(0.14)	$(0.11)

See notes to third quarter 2009 earnings release and non-GAAP financial measures on page 8 of 8.

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Arthur J. Gallagher & Co.

Consolidated Statement of Earnings

(Unaudited - in millions except per share data)

	3 Months Ended Sep 30, 2009	3 Months Ended Sep 30, 2008	9 Months Ended Sep 30, 2009	9 Months Ended Sep 30, 2008
TOTAL COMPANY
Commissions	$254.3	$244.9	$755.1	$697.2
Fees	181.9	177.8	523.6	510.8
Investment income and other - Brokerage and Risk Management	3.1	10.3	15.7	26.6
Investment income (loss) - Financial Services and Corporate	0.2	(2.3)	0.7	1.0
Investment losses	—	(2.5)	(0.9)	(2.7)

Revenues	439.5	428.2	1,294.2	1,232.9

Compensation	260.2	250.0	780.0	733.4
Operating	80.7	99.9	236.5	273.0
Investment expenses	6.0	3.6	10.1	7.8
Interest	6.8	7.1	21.1	20.9
Depreciation	7.7	8.0	22.9	22.8
Amortization	13.8	10.2	40.3	29.4
Change in estimated acquisition earnout payables	1.2	—	2.6	—

Expenses	376.4	378.8	1,113.5	1,087.3

Earnings from continuing operations before income taxes	63.1	49.4	180.7	145.6
Provision for income taxes	21.5	7.7	67.0	45.9

Earnings from continuing operations	41.6	41.7	113.7	99.7

Loss on discontinued operations, net of income taxes	—	(3.9)	(1.9)	(27.1)

Net earnings	$41.6	$37.8	$111.8	$72.6

Diluted earnings from continuing operations per share	$0.41	$0.44	$1.14	$1.07
Diluted loss on discontinued operations per share	—	(0.04)	(0.02)	(0.29)

Diluted net earnings per share	$0.41	$0.40	$1.12	$0.78

Dividends declared per share	$0.32	$0.32	$0.96	$0.96

Other Information
Basic weighted average shares outstanding (000s)	101,352	94,114	99,994	93,153
Diluted weighted average shares outstanding (000s)	101,550	94,556	100,108	93,623
Common shares repurchased (000s)	17	3	35	49
Annualized return on beginning stockholders’ equity (7)			20%	14%
Number of acquisitions closed	2	8	11	28
Workforce at end of period (includes acquisitions)			10,015	9,573

Arthur J. Gallagher & Co.

EBITDA (2)

(Unaudited - in millions)

	3 Months Ended Sep 30, 2009	3 Months Ended Sep 30, 2008	9 Months Ended Sep 30, 2009	9 Months Ended Sep 30, 2008
BROKERAGE SEGMENT
Earnings from continuing operations	$36.9	$36.1	$102.5	$87.2
Provision for income taxes	24.5	23.4	67.6	57.4
Depreciation	4.7	4.7	14.1	13.3
Amortization	13.7	10.1	39.8	29.0
Change in estimated acquisition earnout payables	1.2	—	2.6	—

Brokerage EBITDA	$81.0	$74.3	$226.6	$186.9

RISK MANAGEMENT SEGMENT
Earnings from continuing operations	$8.7	$7.0	$25.3	$22.9
Provision for income taxes	5.6	4.1	16.7	14.2
Depreciation	3.0	3.2	8.8	9.4
Amortization	0.1	0.1	0.5	0.4

Risk Management EBITDA	$17.4	$14.4	$51.3	$46.9

FINANCIAL SERVICES AND CORPORATE SEGMENT
Loss from continuing operations	$(4.0)	$(1.4)	$(14.1)	$(10.4)
Benefit for income taxes	(8.6)	(19.8)	(17.3)	(25.7)
Interest	6.8	7.1	21.1	20.9
Depreciation	—	0.1	—	0.1

Financial Services and Corporate EBITDA	$(5.8)	$(14.0)	$(10.3)	$(15.1)

TOTAL COMPANY
Net earnings	$41.6	$37.8	$111.8	$72.6
Loss on discontinued operations, net of income taxes	—	3.9	1.9	27.1

Earnings from continuing operations	41.6	41.7	113.7	99.7
Provision for income taxes	21.5	7.7	67.0	45.9

Earnings from continuing operations before income taxes	63.1	49.4	180.7	145.6
Interest	6.8	7.1	21.1	20.9
Depreciation	7.7	8.0	22.9	22.8
Amortization	13.8	10.2	40.3	29.4
Change in estimated acquisition earnout payables	1.2	—	2.6	—

Total Company EBITDA	$92.6	$74.7	$267.6	$218.7

See notes to third quarter 2009 earnings release and non-GAAP financial measures on page 8 of 8.

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Arthur J. Gallagher & Co.

Consolidated Balance Sheet

(Unaudited - in millions except per share data)

	Sep 30, 2009	Dec 31, 2008
Cash and cash equivalents	$237.7	$194.4
Restricted cash	551.8	551.0
Investments - current (8)	0.5	0.2
Premiums and fees receivable	664.8	826.5
Other current assets	110.8	129.9

Total current assets	1,565.6	1,702.0
Investments - noncurrent (8)	25.3	17.9
Fixed assets - net	82.6	88.8
Deferred income taxes	272.9	300.9
Other noncurrent assets	133.9	104.1
Goodwill - net	715.6	596.4
Amortizable intangible assets - net	445.2	461.2

Total assets	$3,241.1	$3,271.3

Premiums payable to insurance and reinsurance companies	$1,208.4	$1,365.3
Accrued compensation and other accrued liabilities	216.7	260.1
Unearned fees	46.8	46.2
Other current liabilities	27.6	55.0
Corporate related borrowings - current	131.0	132.0

Total current liabilities	1,630.5	1,858.6
Corporate related borrowings - noncurrent	400.0	400.0
Other noncurrent liabilities	341.5	274.2

Total liabilities	2,372.0	2,532.8

Stockholders’ equity:
Common stock - issued and outstanding	101.8	96.4
Capital in excess of par value	328.8	230.4
Retained earnings	466.3	452.0
Accumulated other comprehensive loss	(27.8)	(40.3)

Total stockholders’ equity	869.1	738.5

Total liabilities and stockholders’ equity	$3,241.1	$3,271.3

Other Information
Book value per share	$8.54	$7.66

Notes to Third Quarter 2009 Earnings Release

Non-GAAP Financial Measures

This exhibit contains supplemental non-GAAP financial information within the meaning of Regulation G of the SEC’s rules. Consistent with Regulation G, a description of such information is provided below and a reconciliation of certain of such items to U.S. generally accepted accounting principles (GAAP) is provided in this press release. Gallagher believes the items described below provide meaningful additional information, which may be helpful to investors in assessing certain aspects of Gallagher’s operating performance and financial condition that may not be otherwise apparent from GAAP. Industry peers provide similar supplemental information, although they may not use the same or comparable terminology and may not make identical adjustments. This non-GAAP information should be used in addition to, but not as a substitute for, the GAAP information.

(1)	Organic growth in commissions and fees excludes the first twelve months of net commission and fee revenues generated from the acquisitions accounted for as purchases and the net commission and fee revenues related to operations disposed of in each year presented. These commissions and fees are excluded from organic revenues in order to determine the revenue growth that is associated with the operations that were a part of Gallagher in both the current and prior year. In addition, organic growth excludes the impact of contingent commission revenues and foreign currency translation.

(2)	EBITDA represents earnings from continuing operations before interest, income taxes, depreciation, amortization and change in estimated acquisition earnout payables.

(3)	Represents earnings from continuing operations before interest, income taxes, depreciation, amortization and change in estimated acquisition earnout payables (EBITDA) divided by total revenues.

Other

(4)	Represents compensation expense divided by total revenues.

(5)	Represents operating expenses divided by total revenues.

(6)	Represents pretax earnings divided by total revenues.

(7)	Represents annualized year-to-date net earnings divided by total stockholders’ equity as of the beginning of the year.

(8)	Investments at September 30, 2009 include the following:

	Current	Noncurrent	Funding Commitments
Asset Alliance Corporation	$0.2	$1.0	$—
Alternative energy:
Equity interest in biomass projects and pipeline	—	8.5	—
Clean energy related ventures	0.3	9.7	24.0
Real estate and venture capital	—	6.1	1.0

Total investments	$0.5	$25.3	$25.0

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